FOR IMMEDIATE RELEASE
For more information contact:
Dustin Luton, President and Chief Executive Officer
Jean M. Carandang, Chief Financial Officer
(626) 339-9663 x1207

KAISER FEDERAL FINANCIAL GROUP, INC. ANNOUNCES YEAR END EARNINGS

Covina, CA – July 31, 2012. Kaiser Federal Financial Group, Inc. (the “Company”) (Nasdaq: KFFG), the holding company for Kaiser Federal Bank (the “Bank”), reported net income of $7.2 million, or $0.81 per diluted share for the year ended June 30, 2012.  This compares to net income of $8.8 million, or $0.95 per diluted share for the year ended June 30, 2011.  Net income for fiscal 2012 decreased due primarily to an increase in noninterest expense.

Noninterest expense increased $3.2 million, or 16.3% to $22.7 million for the year ended June 30, 2012 as compared to $19.5 million for the year ended June 30, 2011 primarily due to an increase in salaries and benefits expense.  Salaries and benefits expense increased $2.0 million, or 21.6% to $11.4 million for the year ended June 30, 2012 as compared to $9.4 million for the year ended June 30, 2011 primarily due to employees hired in the areas of eCommerce and lending.  Employees hired in eCommerce will focus on expanding customer relationships through enhanced delivery channels such as online and mobile banking as well as bill payment services.  We have also hired seasoned loan officers, underwriters and support staff in the income property and one-to-four family loan origination departments.

“In our continuing efforts to position the Bank for long-term sustainable profitability, we are strategically deploying capital by expanding our customer delivery channels as well as investing in the long term value of the Company through our stock repurchase program,” said Dustin Luton, President and Chief Executive Officer of Kaiser Federal Financial Group.   Luton continued, “I am also pleased to announce we are in the final stages of a thorough market and brand evaluation process, which will result in a new name for the bank. This new name will eliminate the confusion currently experienced by potential customers in our markets and differentiate us from our competitors to ensure our future growth and success.”

Pursuant to the previously announced stock repurchase programs, the Company continues to repurchase shares.  For the year ended June 30, 2012, the Company repurchased 646,452 shares at an aggregate cost of $8.8 million.  The shares were repurchased at a weighted average price of $13.60 per share. There are 290,183 shares remaining under the authorized stock repurchase program.

In May 2012, we successfully obtained the servicing of $54.6 million in loans previously serviced by a third party servicer.  Due to a number of factors, including the high rate of loan delinquencies nationwide, we believed this servicer and an additional servicer were not vigorously pursuing collection efforts on our behalf.  Included in the $54.6 million in loans are $4.7 million in delinquent loans 60 days or more at June 30, 2012.  We are currently in settlement negotiations with the other servicer to obtain the servicing of $80.5 million in loans.    Included in the $80.5 million in loans are $3.1 million in delinquent loans 60 days or more at June 30, 2012.

During the current year, the Bank experienced a decline in delinquent and non-performing loans.  Delinquent loans 60 days or more totaled $9.4 million, or 1.22% of total loans at June 30, 2012 as compared to $10.5 million, or 1.48% of total loans at June 30, 2011.  Non-performing loans decreased $996,000 to $25.4 million at June 30, 2012 from $26.4 million at June 30, 2011.  Non-performing loans to total loans declined to 3.29% at June 30, 2012 from 3.73% at June 30, 2011.  The allowance for loan losses to non-performing loans was 29.54% at June 30, 2012 as compared to 43.06% at June 30, 2011.  The decline in the allowance for loan losses to non-performing loans was a result of $2.2 million in charge-offs of previously identified specific valuation allowances on loans generally six months or more delinquent during the quarter ended December 31, 2011.  Provision for loan losses for the year ended June 30, 2012 declined $700,000, or 73.7%, from $950,000 for the year ended June 30, 2011 to $250,000 for the year ended June 30, 2012.  The decline in the provision was primarily a result of a decline in historical loss ratios and peer group loss factors on loans collectively evaluated for impairment.  The provision reflects management’s continuing assessment of the credit quality of the Company’s loan portfolio, which is affected by various trends, including current economic conditions.

Net interest income increased $368,000, or 1.2% to $30.0 million for the year ended June 30, 2012 as compared to $29.6 million for the year ended June 30, 2011.  While net interest income increased slightly, net interest margin declined to 3.42% for the year ended June 30, 2012 from 3.54% for the year ended June 30, 2011.  The decline in the net interest margin was primarily a result of a decline in the average yield on loans as well as an increase in the average balance of lower yielding cash and cash equivalents, and securities available-for-sale.

Total assets increased to $923.3 million at June 30, 2012 from $856.4 million at June 30, 2011 due primarily to an increase in securities available-for-sale and loans receivable, offset by a decrease in cash and cash equivalents and interest earning time deposits in other financial institutions.  The increase in assets was funded with Federal Home Loan Bank (“FHLB”) advances and increased deposits. Securities available-for-sale increased to $53.4 million at June 30, 2012 from $16.0 million at June 30, 2011 due to the purchase of $57.3 million in agency mortgage-backed securities and collateralized mortgage obligations, offset by $19.9 million in maturities, principal repayments and amortization.  Gross loans receivable increased $64.2 million, or 9.1%, to $772.2 million at June 30, 2012 from $708.0 million at June 30, 2011.  The increase was due to new loan origination as well as $65.9 million of primarily adjustable one-to-four family residential mortgage loans purchased, offset by principal repayments and payoffs.

FHLB advances increased to $80.0 million at June 30, 2012 as compared to $60.0 million at June 30, 2011.  The weighted average cost of FHLB advances was 2.33% at June 30, 2012 as compared to 4.86% at June 30, 2011.  Deposits increased $48.2 million to $682.9 million at June 30, 2012 as compared to $634.7 million at June 30, 2011.  The $48.2 million increase in deposits was comprised of an increase of $13.8 million in noninterest bearing deposits and $34.4 million in interest bearing deposits.  The increase in noninterest bearing deposits was primarily a result of the timing of customer payroll deposits as compared to June 30, 2011.  The increase in interest bearing deposits was primarily a result of the introduction of new money market and interest-bearing checking products as well as continued growth in existing money market and savings products.

Total stockholders’ equity, represented 16.69% of total assets and decreased to $154.1 million at June 30, 2012 from $157.4 million at June 30, 2011.  The decrease in stockholders’ equity was primarily attributable to shares repurchased during the year ended June 30, 2012 pursuant to the stock repurchase programs previously announced as well as cash dividends paid of $2.3 million offset by an increase in retained earnings.  Currently, the Bank meets all regulatory capital requirements established by bank regulators in order to be classified as a “well-capitalized” bank.

Except for the historical information contained in this press release, the matters discussed may be deemed to be forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like “believe,” “expect,” “anticipate,” “estimate” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Forward-looking statements, by their nature, are subject to risks and uncertainties.  Certain factors that could cause actual results to differ materially from expected results include increased competitive pressures; changes in the interest rate environment; demand for loans in Kaiser Federal Bank’s market area; adverse changes in general economic conditions, either nationally or in Kaiser Federal Bank’s market areas; adverse changes within the securities markets; legislative and regulatory changes that could adversely affect the business in which the Company and its subsidiary are engaged; the future earnings and capital levels of Kaiser Federal Bank, which would affect the ability of the Company to pay dividends in accordance with its dividend policies; and other risks detailed from time to time in the Company’s Securities and Exchange Commission filings.  Actual strategies and results in future periods may differ materially from those currently expected.  We caution readers not to place undue reliance on forward-looking statements. The Company disclaims any obligation to revise or update any forward-looking statements contained in this release to reflect future events or developments.

KAISER FEDERAL FINANCIAL GROUP, INC.
Selected Financial Data and Ratios (Unaudited)
June 30, 2012
(Dollars in thousands, except per share data)

Selected Financial Condition Data and Ratios:	June 30, 2012	June 30, 2011
Total assets	$923,330	$856,439
Gross loans receivable	772,219	708,013
Allowance for loan losses	(7,502)	(11,367)
Cash and cash equivalents	66,018	89,654
Securities available-for-sale, at fair value	53,397	16,038
Total deposits	682,889	634,709
Borrowings	80,000	60,000
Total stockholders’ equity	$154,148	$157,399
Equity to total assets	16.69%	18.38%
Asset Quality Ratios:
Delinquent loans 60 days or more to total loans	1.22%	1.48%
Non-performing loans to total loans	3.29%	3.73%
Non-performing assets to total assets	2.89%	3.18%
Net charge-offs to average loans outstanding	0.55%	0.39%
Allowance for loan losses to total loans	0.97%	1.61%
Allowance for loan losses to non-performing loans	29.54%	43.06%

	Twelve Months Ended June 30,
Selected Operating Data and Ratios:	2012	2011
Interest income	$40,629	$43,586
Interest expense	(10,616)	(13,940)
Net interest income	30,013	29,646
Provision for loan losses	(250)	(950)
Net interest income after provision for loan losses	29,763	28,696
Noninterest income	4,489	4,478
Noninterest expense	(22,734)	(19,541)
Income before income tax expense	11,518	13,633
Income tax expense	(4,298)	(4,880)
Net income	$7,220	$8,753

Net income per share – basic and diluted	$0.81	$0.95
Return on average assets	0.79%	1.00%
Return on average equity	4.57%	6.62%
Net interest margin	3.42%	3.54%
Efficiency ratio	65.89%	57.26%

KAISER FEDERAL FINANCIAL GROUP, INC.
Selected Financial Data and Ratios (Unaudited)
June 30, 2012
(Dollars in thousands)

	At June 30,	At June 30,
Non-accrual loans:	2012	2011
Real estate loans:
One-to-four family	$9,332	$9,513
Multi-family residential	1,555	1,757
Commercial	1,578	2,252
Other loans:
Automobile	—	—
Home equity	37	—
Other	3	5
Troubled debt restructurings:
One-to-four family	9,388	8,872
Multi-family residential	871	1,332
Commercial	2,636	2,665
Total non-accrual loans	25,400	26,396

Real estate owned and repossessed assets:
Real estate:
One-to-four family	669	828
Multi-family residential	—	—
Commercial	610	—
Other:
Automobile	—	10
Home equity	—	—
Other	—	—
Total real estate owned and repossessed assets	1,279	838
Total non-performing assets	$26,679	$27,234

	Loans Delinquent :
	60-89 Days		90 Days or More		Total Delinquent Loans
Delinquent Loans:	Number of Loans	Amount	Number of Loans	Amount	Number of Loans	Amount
At June 30, 2012
Real estate loans:
One-to-four family	4	$1,787	17	$6,815	21	$8,602
Multi-family residential	—	—	1	744	1	744
Commercial	—	—	—	—	—	—
Other loans:
Automobile	3	21	0	0	3	21
Home equity	—	—	—	—	—	—
Other	12	1	2	3	3	4
Total loans	19	$1,809	20	$7,562	28	$9,371

At June 30, 2011
Real estate loans:
One-to-four family	2	$1,043	17	$6,583	19	$7,626
Multi-family residential	1	457	1	1,757	2	2,214
Commercial	—	—	1	637	1	637
Other loans:
Automobile	1	6	—	—	1	6
Home equity	—	—	—	—	—	—
Other	1	3	3	5	4	8
Total loans	5	$1,509	22	$8,982	27	$10,491